EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              FIRST QUARTER 1998


(1) In the first quarter of 1998 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $760,000 in loans to TransCapacity in the first quarter of 1998. On a cumulative basis EUA has invested $14,860,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following: Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the first quarter 1998.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                                March 31, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $342
    Organization Costs, net                               1
    Other Assets                                        290
           Total fixed Assets                           633
Current Assets:
    Cash and temporary Cash Investments                 145
    Accounts Receivable                                  33
    Prepayments and Other Assets                         57
    Total Current Assets                                235
TOTAL ASSETS                                           $868

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($13,001)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (13,907)
Long Term Liabilities:
    Notes Payable to EUA Energy                      12,010
           Total Long Term Liabilities               12,010
           Total Capitalization                      (1,897)
Current Liabilities:
    Accounts Payable                                     28
    Current portion of capital lease liability            2
    Notes Payable                                        55
    Accrued Expenses                                  2,680
           Total Current Liabilities                  2,765
TOTAL LIABILITIES AND EQUITY                           $868


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                       For the Period Ended March 31, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Income                              $63       $63

Operating Expenses:
    Data Acquisition/Comm  Expenses            59        59
    Research and Development Expenses         134       134
    General and Administrative Expenses       640       640
    Depreciation & Amortization               105       105
           Total Operating Expenses           938       938
Operating Income                             (875)     (875)
Other Income and Deductions                    (2)       (2)
    Income Before Interest Charges           (877)     (877)
Interest Charges                              289       289
    Income After Interest Charges          (1,166)   (1,166)
Pre-tax Net Income                        ($1,166)  ($1,166)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                     For the Three Months Ended March 31, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($1,166)
    Depreciation & Amortization                         105
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                      25
        Accounts & Notes Payable                         14
        Accrued Expenses                                290
        Other (Net)                                      33
           Net Operating Activities                    (699)
Financing Activities:
    Long Term Debt                                      760
    Other (Net)                                          (1)
           Net Financing Activities                     759
Investing Activities:
    Payments for Affiliate Expenses                      (4)
    Capital Expenditures                                (21)
           Net Investing Activities                     (25)
Cash Provided (Used)                                    $35


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               FIRST QUARTER 1998

(5) Number of transactions processed by TransCapacity L.P. during the first quarter of 1998.
     Answer - 199

     Number of transactions processed by TransCapacity L.P. during the first quarter of 1998 for customers located in New England.
     Answer - 48


(6) Number of TransCapacity L.P. customers as of the end of the first quarter of 1998.
     Answer -  12

     Number of TransCapacity L.P. customers as of the end of the first quarter of 1998 located in New England.
     Answer - ONE